Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in:
a.Registration Statement (Form S-8 No. 333-123767) pertaining to The Davey Tree Expert Company 2004 Omnibus Stock Plan;
b.Registration Statements (Form S-8 No. 333-172738, Form S-8 No. 333-187205, Form S-8 No. 333-203865, Form S-8 No. 333-211465, Form S-8 No. 333-259875, and Form S-8 No. 333-282427) pertaining to The Davey 401KSOP and ESOP;
c.Registration Statement (Form S-8 No. 333-196224) pertaining to The Davey Tree Expert Company 2014 Omnibus Stock Plan; and
d.Registration Statement (Form S-8 No. 333-279678) pertaining to The Davey Tree Expert Company 2024 Omnibus Stock Plan,f our reports dated of our report dated March 10, 2025, relating to the consolidated financial statements of The Davey Tree Expert Company (the “Company”) appearing in this Annual Report on Form 10‑K of the Company for the year ended December 31, 2024.
/s/ Deloitte & Touche LLP
Cleveland, Ohio
March 10, 2025